Exhibit 2.1
SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement dated as of December 5, 2008 (this “Agreement”), among IFTH Acquisition Corp., a Delaware corporation (the “Buyer”) and National Credit Report.com, LLC, a Florida limited liability company (the “Company”), Jared Shaw, Ivan Posniak, Andrew Larkin, John Thau (“Thau”), Adam Cohen (“Cohen”), and Safeguard Acquisition, LLC (each a “Seller” and collectively, the “Sellers”). The Buyer, the Company, and the Sellers are referred to collectively in this Agreement as the “Parties.”
Recitals
A. The Sellers own all of the issued and outstanding membership interests in the Company.
B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, that percentage of membership units of the Company set forth opposite such Seller’s name on Attachment I hereto (the “Purchased Securities”) in return for the consideration set forth below, all upon the terms and conditions hereinafter set forth.
C. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in Article 8.
Agreement
Now, therefore, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.
Article 1
Purchase and Sale of the Purchased Securities
1.1 Purchase and Sale of the Purchased Securities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each Seller, and each Seller agrees to sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, rights commitments, or other restrictions of any kind, the percentage of Purchased Securities set forth opposite such Seller’s name on Attachment I by delivering to the Buyer membership interest certificates evidencing such Purchased Securities (the “Securities Certificates”) duly endorsed in blank, and proper forms for transfer, with all required transfer stamps affixed or provided, for the consideration specified below in Section 1.2. At the Closing, the Purchased Securities shall constitute 100% of the issued and outstanding membership interests of the Company.

1.2 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Securities and in full payment therefore the Buyer will pay to the Sellers, or cause to be paid to the Sellers, the Purchase Price set forth below (the “Purchase Price”):
One Million (1,000,000) shares of the Buyer’s common stock, par value $0.01 per share (the “Buyer Stock”).
1.3 Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows: (a) Closing Date Balance Sheet. As promptly as practicable, but no later than the close of business on Friday, December 12, 2008, the Buyer shall deliver to Sellers a balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (the “Closing Date Balance Sheet”), together with a certificate based on such Closing Balance Sheet setting forth the Buyer’s calculation of the Closing Net Working Capital. For purposes of this Agreement, “Closing Net Working Capital” means, as of the Closing Date, the net book value of the cash, accounts, inventory, prepaid items and other current assets of the Company as of such date less all current liabilities of the Company as of such date, (obligations for expenditures related to software development, existing as of the Closing Date shall not be considered a current liability for purpose of determining Net Working Capital).
(b) Disputes. Unless the Sellers dispute the Closing Date Balance Sheet pursuant to this Section 1.3, the Closing Date Balance Sheet delivered by the Buyer pursuant to Section 1.3(a) shall be final, binding and conclusive on the Sellers. Ivan Posniak as the designated representative of the Sellers (the “Sellers’ Representative”) may dispute the amounts reflected on the Closing Date Balance Sheet by sending written notice (a “Closing Date Dispute Notice”) to the Buyer within 15 days after the delivery of the Closing Date Balance Sheet. The Closing Date Dispute Notice shall identify each disputed item on the Closing Date Balance Sheet, specify the amount of such dispute and set forth the basis for such dispute. In the event of such a dispute, Sellers’ Representative and the Buyer shall attempt in good faith to reconcile their differences. If Sellers’ Representative and the Buyer are unable to reach a resolution of their differences within 45 days after the Sellers deliver the Closing Date Dispute Notice to the Buyer, then Sellers’ Representative and the Buyer shall promptly submit any remaining disputed items to any independent accounting firm of national reputation in the United States that is selected by the Buyer and reasonably acceptable to Sellers’ Representative (an “Independent Accounting Firm”). If any remaining disputed items are submitted to the Independent Accounting Firm for resolution (i) each party will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss the resolution of the disputed items with the Independent Accounting Firm; (ii) each of the Buyer and Sellers’ Representative will use its good faith, commercially reasonable efforts to work with the other parties and the Independent Accounting Firm to resolve the disputed items within 45 days of submission of the disputed items to the Independent Accounting Firm; (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to Sellers’ Representative and the Buyer, shall be final, binding and conclusive on Sellers and the Buyer; and (iv) the fees and disbursements of the Independent Accounting Firm shall be allocated between Sellers’ Representative and the Buyer so that Sellers’ Representative pays for the percentage of such fees and disbursements equal to the ratio that the amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by Sellers’ Representative (as finally determined by the Independent Accounting Firm) bears to the total amount of all disputed items submitted to the Independent Accounting Firm, and the Buyer shall pay the balance of such fees and disbursements.

(c) Working Capital Adjustment. The Closing Date Balance Sheet shall be deemed to be final, binding and conclusive on the Sellers and the Buyer (the “Final Closing Date Balance Sheet”) upon the earliest of (i) the failure of Sellers’ Representative to notify the Buyer of a dispute within 15 days after the delivery of the Closing Date Balance Sheet; (ii) the resolution of all disputes by Sellers’ Representative and the Buyer; or (iii) the resolution of all disputes by the Independent Accounting Firm. Within three business days after the Final Closing Date Balance Sheet is available, a cash adjustment shall be made as follows: In the event that the Closing Net Working Capital reflected on the Final Closing Date Balance Sheet is less than the Base Net Working Capital, the Sellers shall jointly and severally pay to the Buyer such difference in immediately available funds by certified or official bank check or by wire transfer of immediately available funds to an account specified in writing by the Buyer, and, in the event that the Closing Net Working Capital reflected on the Final Closing Date Balance Sheet is greater than the Base Net Working Capital, the Buyer shall pay to the Sellers in accordance with their respective percentages set forth on Attachment I such difference in immediately available funds by certified or official bank check or by wire transfer of immediately available funds to an account specified in writing by Sellers. Notwithstanding anything in this Section 1.3(c) to the contrary, neither Buyer nor Sellers shall be required to pay the other Party under this Section 1.3(c) if the amount owed to such Party is equal to or less than $20,000.
1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight LLP, in Fort Lauderdale, Florida as soon as reasonably practicable or such other date and place as the Buyer and the Sellers may mutually determine (the “Closing Date”).
1.5 Deliveries at Closing. At the Closing, (i) the Sellers shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, and (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.2 below.
Article 2
Representations And Warranties Of The Sellers
Each Seller, severally and not jointly, represents and warrants to the Buyer that the statements contained in this Article 2 are correct and complete as of the date of this Agreement.
2.1 Authorization of Transaction. Each Seller has full power, competence and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or third party in order to consummate the transactions contemplated by this Agreement. Each Seller has full power and authority to sell, transfer and deliver the Purchased Securities and the Securities Certificates evidencing such Purchased Securities to the Buyer as provided for pursuant to this Agreement, free and clear of all Liens. Upon payment of the Purchase Price to each Seller, each Seller will convey good and marketable title to the Purchased Securities free and clear of all Liens or contractual restrictions or limitations whatsoever.

2.2 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, Regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Authority to which such Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or it is bound or to which any of his or its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to such Seller’s Purchased Securities or any of the assets of the Company.
2.3 Brokers’ Fees. Such Seller has no Liability to pay any fees, commissions or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
2.4 Securities. Such Seller holds of record and owns beneficially all of the issued and outstanding Purchased Securities, as set forth opposite next to his name in Attachment I, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require or grant the right to such Seller to sell, transfer, or otherwise dispose of any membership interest of the Company. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interest of the Company. Except as set forth on Schedule 2.4, there are no agreements, arrangements, commitments or undertakings between such Seller and any Person restricting or otherwise relating to voting, redemption or dividend rights or the disposition of the membership interests of the Company.
Article 3
Representations And Warranties of the Company
The Company and the Sellers (other than Thau and Cohen), jointly and severally, represent and warrant to the Buyer that the statements contained in this Article 3 are correct and complete of the date of this Agreement, except as set forth in the corresponding section of the disclosure schedules delivered by the Sellers to the Buyer on the date hereof (the “Disclosure Schedule”).

3.1 Organization, Etc. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and where the failure to be so qualified would not have a Material Adverse Effect on the Company. Such jurisdictions are set forth in Schedule 3.1 hereto. The Company has delivered true, complete and correct copies of its charter and operating agreement as presently in effect to the Buyer.
3.2 Subsidiaries. Schedule 3.2 sets forth a true and complete list of any Person in which the Company owns any equity interests (the “Subsidiaries”). The Company’s interests in the Subsidiaries are free and clear of any Liens. In addition, Schedule 3.2 sets forth the following for each Subsidiary: (i) its jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock or other equity interests, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock or other equity interests held in treasury. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid, and non assessable. The Company is not a party to any agreement, arrangement or contract that would require the Company to sell, transfer, or otherwise dispose of any equity interests of any Subsidiary. Except for the Subsidiaries set forth in Schedule 3.2, neither the Company nor any Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
3.3 Record Book; Capitalization. The record books of the Company, which have been delivered to the Buyer for inspection prior to the date hereof, are complete and correct in all respects, and all requisite state documentary stamps have been affixed thereon and cancelled. The authorized, issued and outstanding membership interests of the Company are as set forth in Schedule 3.3 hereto. The issued and outstanding membership interests of the Company are owned beneficially and of record by the persons shown on Schedule 3.3 hereto, are duly authorized, validly issued and fully paid and nonassessable, are free of all Liens, were not issued in violation of any preemptive or other rights of any Person to acquire securities of the Company and have been issued in compliance with all applicable securities laws.
3.4 Corporate Books. The corporate minute books of the Company, which have been made available to the Buyer for inspection, are complete and correct and contain all of the proceedings of the members and managers, as applicable, of the Company. A true and complete list of the incumbent managers and executive officers of the Company is set forth in Schedule 3.4 hereto. The books and records of the Company have been maintained in accordance with good business and bookkeeping practices.
3.5 Title to Securities. The Purchased Securities are duly authorized, validly issued and fully paid and nonassessable, are free of all Liens, were not issued in violation of any preemptive or other rights of any Person to acquire securities of the Company and have been issued in compliance with all applicable securities laws.

3.6 Authorization, Etc. The Company has full power and authority to enter into this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the managers of the Company and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and all other agreements contemplated hereby to be entered into by the Company and the Sellers each constitutes a legal, valid and binding obligation of the Company and the Sellers enforceable against the Company and the Sellers in accordance with its terms, except that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and (ii) subject to general principals of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
3.7 Options and Rights. Except as set forth in Schedule 3.7, there are no outstanding subscriptions, options, warrants, rights, securities, Contracts, commitments, understandings, or arrangements by which the Company is bound to issue any additional membership interests or rights pursuant to which any Person has a right to purchase or otherwise acquire any of the Company’s membership interests. Except as set forth on Schedule 3.7, there are no existing Contracts between the Company on the one hand, and any other Person, on the other hand, regarding or involving the Purchased Securities in any respect.
3.8 No Violation. Except as set forth on Schedule 3.8 hereto, the execution, delivery and performance by the Company and the Sellers of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and the Sellers, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the Company’s membership interests or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, (f) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Governmental Authority pursuant to, the charter or operating agreement of the Company, or any applicable Regulation, Order or any Contract to which the Company, the Sellers or their respective properties are subject. Each of the Sellers and the Company has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Company has not issued or redeemed any of its membership interests or other securities in violation of any applicable securities laws.
3.9 Financial Statements.
(a) Attached as Schedule 3.9(a) hereto is the unaudited balance sheet as of December 31, 2007 and statements of operations, changes in equity and cash flow of the Company for the year ended December 31, 2007 and an unaudited balance sheet as of August 31, 2008 and the statement of operations for the eight months ended August 31, 2008. Such balance sheets fairly present the financial position of the Company as at the respective dates thereof, and such statements of operations (i) fairly present the results of operations for the periods therein referred to, all in accordance with GAAP applied on a consistent basis, and (ii) fairly present the financial condition of the Company at the respective date of, and for the period covered by, such statements, except that such interim financial statements are subject to normal year end adjustments. The financial statements referred to above as of December 31, 2007 and August 31, 2008 and for the year ended December 31, 2007 and eight months ended October 31, 2008 are herein collectively referred to as the “Financial Statements”, and October 31, 2008 is herein referred to as the “Financial Statement Date.”

(b) The Company does not have any liabilities or obligations, including any Indebtedness (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in the Financial Statements in accordance with GAAP), other than: (i) liabilities set forth in the Financial Statements, or (ii) liabilities and obligations which have arisen after the Financial Statement Date in the Ordinary Course of Business (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement, Claim or lawsuit), or (iii) liabilities or obligations set forth in Schedule 3.9(b).
(c) On the Closing Date, the Company will have no Indebtedness except as disclosed in the Financial Statements or for the obligations agreed to by the Buyer and set forth on Schedule 3.9(c) hereto.
3.10 Employees. Schedule 3.10 sets forth a list of all officers, managers, employees, and consultants of the Company earning more than $30,000 annually, together with a description of the rate and basis for their total compensation. The Company is in compliance with all Federal, state and local Regulations or Orders affecting employment and employment practices of the Company, including terms and conditions of employment and wages and hours. The Company has no collective bargaining agreements and, there have been no strikes, work stoppages nor any demands for collective bargaining by any union or labor organization.
3.11 Absence of Certain Changes.
(a) Except as set forth in Schedule 3.11 attached hereto, since July 31, 2008, there has not been:
(i) any event, circumstance or change that had or might reasonably be expected to have a Material Adverse Effect on the business, operations, properties, financial condition or working capital of the Company;
(ii) any damage, destruction or loss (whether or not covered by insurance) that had or might reasonably be expected to have a Material Adverse Effect on the business, operations, properties or financial condition of the Company; or
(iii) any material change in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.
(b) Except as set forth in Schedule 3.11 attached hereto, since December 31, 2007, the Company has not done any of the following:
(i) merged into or with or consolidated with, any other company or acquired the business or assets of any Person;
(ii) purchased any securities of any Person;

(iii) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the Ordinary Course of Business;
(iv) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;
(v) entered into, amended or terminated any material Contract;
(vi) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any of its properties except in the Ordinary Course of Business;
(vii) settled any Claim, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority;
(viii) incurred or approved, or entered into any Contract to make, any expenditures in excess of $10,000;
(ix) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;
(x) adopted or amended any Benefit Plans or granted any increase in the compensation payable or to become payable to directors, managers, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the Ordinary Course of Business and consistent with past practices;
(xi) suffered any extraordinary losses (whether covered by insurance or not), or waived any rights of material value;
(xii) made any payment to any of the Sellers or forgiven any indebtedness due or owing from any of the Sellers to the Company;
(xiii) (A) liquidated inventory or accepted product returns, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;
(xiv) engaged in any one or more activities or transactions with an Affiliate or outside the Ordinary Course of Business;

(xv) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;
(xvi) amended its charter or operating agreement;
(xvii) issued any membership interest or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its membership interests; or
(xviii) committed to do any of the foregoing.
3.12 Contracts.
(a) Except as set forth in Schedule 3.12 hereto, the Company is not a party to any written or oral:
(i) pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan, or any Contract with any labor union;
(ii) Contract relating to loans to officers, managers, directors, or Affiliates;
(iii) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of the Company;
(iv) Guarantee of any obligation in excess of $5,000;
(v) Contract under which the Company has advanced or loaned any Person amounts in the aggregate exceeding $2,500;
(vi) Contract under which the Company is lessee of or hold or operate any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $2,500;
(vii) Contract pursuant to which the Company is lessor of or permit any third party to hold or operate any property, real or personal, owned or controlled by the Company;
(viii) Contract or group of related Contracts with the same party or group of affiliated parties the performance of which involves a consideration in excess of $2,500;
(ix) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Company IP Rights);

(x) Contract under which it has granted any Person any preferential purchase rights or registration rights (including demand and/or piggyback rights) with respect to any securities;
(xi) Contract or non-competition provision in any Contract prohibiting it from freely engaging in any business or competing anywhere in the world;
(xii) Contract for the purchase, acquisition or supply of inventory and other property and assets (other than ordinary purchase orders), whether for resale or otherwise;
(xiii) Contracts with independent agents, brokers, dealers or distributors;
(xiv) employment, consulting, sales, commissions, advertising or marketing Contracts;
(xv) Contracts providing for “take or pay” or similar unconditional purchase or payment obligations;
(xvi) Contracts that cannot by their terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement; or
(xvii) any other Contract which is material to the Company’s operations and business prospects or involves consideration in excess of $5,000 annually, excluding any purchase orders in the Ordinary Course of Business.
(b) The Company has performed all obligations required to be performed by it and are not in default under or in breach of nor in receipt of any claim of default or breach under any material Contract to which the Company is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of default or event of non-compliance by the Company under any material Contract to which the Company are subject; the Company has no present expectation or intention of not fully performing all such obligations; and the Company has no knowledge of any breach or anticipated breach by the other parties to any such material Contract to which it is a party.
(c) The Company has delivered to the Buyer true and complete copies of all the Contracts and documents listed in Schedule 3.12 to this Agreement.
3.13 Title and Related Matters.
(a) Except as set forth in Schedule 3.13(a) hereto, the Company has good and marketable title to all real and personal property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens, except Permitted Liens. All properties used in the Company’s business operations as of the Financial Statement Date are reflected in the Financial Statements and are reflected therein in accordance with and to the extent required by GAAP. Each such tangible asset or property is (i) in good condition and repair, except for ordinary wear and tear, and (ii) suitable and adequate for the purposes for which it currently is used and is proposed to be used.

(b) The Company owns good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased as set forth in Schedule 3.13(b) hereto, all of which leases are in good standing and no party is in default thereunder. None of the assets belonging to the Company is subject to any (i) Contracts of sale or lease, except Contracts entered into in the Ordinary Course of Business or (ii) Liens, except as set forth in Schedule 3.13(b).
(c) There has not been, since the Financial Statement Date, any sale, lease, or any other disposition or distribution by the Company of any of its assets or properties, now or hereafter owned by it, except transactions in the ordinary and regular course of business. After the Closing, the Company will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the Company’s business.
3.14 Litigation. Except as set forth on Schedule 3.14, there are no Actions or investigations pending or, to the knowledge of any Seller or the Company, threatened against the Company or any Subsidiary or any of their properties or assets, or any director, manager, officer, member or employee of the Company or any Subsidiary, in his or her capacity as such, nor, to the knowledge of any Seller or the Company, is there any basis for any action against the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any outstanding Order of any Governmental Authority that would reasonably be expected to prohibit the consummation of the transactions contemplated under this Agreement. The Company is not identified as a party subject to any restrictions or limitations under any judgment, Order, decree, writ, injunction or license of any Governmental Authority.
3.15 Tax Matters.
(a) The Company has filed all Federal, state, foreign and local tax reports, returns, information returns and other documents (collectively, “Tax Returns”) required to be filed and has duly paid all taxes, including, without limitation, income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, “Taxes”) due or claimed to be due by Federal, state, or local authorities (collectively, “Taxing Authorities”). All Taxes for all periods prior to the Closing Date have been paid or fully reserved against in accordance with GAAP, except as provided in Schedule 3.15(a) hereto. All Taxes which are required to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due and payable. The Company has not executed any waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), of the Company is correct and in compliance with the Code.

(b) No issues have been raised that are currently pending by any Taxing Authority in connection with any Tax Returns filed by the Company. No material issues have been raised in any examination by any Taxing Authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. There are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Company on the Tax Returns filed by the Company for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied (or will be promptly supplied upon request) to the Buyer, state accurately, in all material respects the information requested with respect to the Company and such information was derived from the Company’s books and records.
(c) The Company is not subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Company is not party to any tax sharing agreement.
(d) No election has been filed on behalf of the Company on IRS Form 8832 to treat the Company as a corporation for U.S. federal income tax purposes.
(e) The Company is not and will not be required to recognize after the Closing Date any taxable income in respect of accounting method adjustments required to be made under any applicable tax law, including, without limitation, the Tax Reform Act of 1986 and the Revenue Act of 1987.
(f) None of the assets of the Company constitute tax-exempt bond financed property or tax exempt use property within the meaning of Section 168 of the Code, and none of the assets of the Company is subject to a lease, safe harbor lease, or other arrangement as a result of which the Company is not treated as the owner for federal income tax purposes.
3.16 Compliance with Law and Applicable Government Regulations. The Company is presently in compliance with regard to its operations, practices, real property, structures, machinery, equipment and other property, and all other aspects of its business, with all applicable Regulations and Orders, including, but not limited to, all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety. There are no Claims pending, or threatened, nor has the Company received any written notice, regarding any violations of any Regulations and Orders enforced by any Governmental Authority claiming jurisdiction over the Company including any requirement of OSHA or any pollution and environmental control agency (including air and water).

3.17 ERISA and Related Matters.
(a) Schedule 3.17(a) contains a list of all Benefit Plans maintained or contributed to by the Company for the benefit of its employees (all of the foregoing being herein called the “Company’s Benefit Plans”). In addition, Schedule 3.17(a) contains a list of all employment agreements, consulting agreements or other similar agreements entered into by the Company. Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and no condition exists that would subject the Company or any Company Subsidiary, by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. No Company Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(b) All reports, returns and similar documents with respect to any Company Benefit Plans required to be filed with any Governmental Authority or distributed to any of the participants have been duly and timely filed or distributed. There are no termination proceedings or, to the knowledge of any Seller, other claims, suits or proceedings or investigations by any Governmental Authority, against or involving any of the Company Benefit Plans or asserting any rights or claims to benefits under any of the Company Benefit Plans that could give rise to any liability on the part of the Company.
(c) Except as disclosed on Schedule 3.17(c), all contributions to the Company Benefit Plans that were required to be made or accrued in accordance with those Company Benefit Plans or any governmental law or regulation have been timely made or accrued.
(d) The Company has not maintained or contributed to any Benefit Plan subject to Title IV of ERISA.
(e) None of the Company Benefit Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Company Benefit Plan, the Company or any officer, manager or employee thereof either to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA.
(f) Except as disclosed on Schedule 3.17(f), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, or (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee.
3.18 Intellectual Property.
(a) The Company owns, or has the valid right or license to use, possess, sell or license, all Intellectual Property necessary or required for the conduct of the business of the Company as presently conducted and as presently proposed to be conducted, related to the business, or used by the Company to provide the Business Products (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”), and such rights to use, possess, sell or license are sufficient for the conduct of such business and are free and clear of any Liens.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (i) constitute a breach, violation or default of any instrument, contract, license or other agreement governing any Company IP Rights to which the Company is a party or to which Company is otherwise bound; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Rights held, owned or used by the Company; or (iii) impair the right of the Company or the Buyer or their subsidiaries to use, possess, sell or license any Company IP Rights or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company IP Rights by the Company. No agreement contract or license to which the Company is a party will require, based solely upon this Agreement and the transactions contemplated hereby: (i) Buyer or the Company to grant to any third person any incremental right to any non-assertion or similar obligation under any Company IP Rights, (ii) Buyer to be bound by, or to be subject to, any non-compete or other material restriction on the operation or scope of its business, (iii) the Company or Buyer to pay any royalties or other material amounts, or offer any incremental discounts, to any third person.
(c) Neither the manufacture, marketing, license, sale, display, disclosure, furnishing or intended use of any product or service (including, without limitation, the Business Products) currently licensed, utilized, sold, provided or furnished by the Company or currently under development by the Company violates any license or agreement between the Company and any third party or violates, infringes or misappropriates any Intellectual Property right of any other party; and there is no pending or, to the Company’s or any Seller’s knowledge, threatened, claim or litigation contesting the validity, ownership or right of the Company to use, possess, sell, market, distribute, advertise, license, or dispose of any Company IP Rights nor, to the Company’s or any Seller’s knowledge, is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Rights or the proposed use, sale, distribution, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, is there any basis for any such assertion. Except as set forth on Schedule 3.18(c), the Company possesses all rights and interests necessary to sell all products and provide all services, (including, without limitation, the Business Products) currently sold by it without infringing or violating the Intellectual Property rights of any other Person.
(d) No employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract or agreement with any other party by virtue of such employee’s, consultant’s, independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others; or (ii) has developed any Intellectual Property for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including, without limitation, Intellectual Property) in or to such Intellectual Property developed. The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party.

(e) The Company has taken all reasonable and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of Company IP Rights and all the Company’s ownership interests and proprietary rights therein. Without limiting the foregoing, the Company has either secured valid written assignments from all Sellers, consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company IP Rights and any software used to provide the Business Products, of the rights to such contributions by such persons or the Company already owns such contributions by operation of law. The Company has not breached the terms of any of the foregoing agreements. Except as set forth in Schedule 3.18(e), no Seller, no member of any Seller, and no current or former employee, officer, manager, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights used in the business of the Company, related to the business of the Company, or necessary to provide the Business Products.
(f) Schedule 3.18(f) contains a true and correct list of (i) all registrations of any patents, copyrights, mask works, trademarks, service marks, domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-Governmental Authority owned by the Company or the Sellers, used by the Company in the business, or related to the business, and lists for each: the date of the registration, the item registered, the registration number, the geographical area covered by such registration, and the owner of the registration; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to secure, perfect or protect its interests in Company IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, and lists for each: the date of the application, the item covered by the application, the application serial number, the geographical area that would be covered by such application if registered, and the name of the applicant; (iii) all unregistered trademarks and service marks owned by the Company or used in the business of the Company, and (iv) all 800- or 888- prefix phone numbers (or similar toll-free phone numbers) used by the Company in connection with the conduct of its business, listing for each the Person who obtained the phone number from the telephone company, and all material unregistered copyrights and trade secrets. All patents, and all registered trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses and copyrights owned by the Company are valid and enforceable. Neither the Company nor any of its agents or representatives has misrepresented, or failed to disclose, or knows of any misrepresentation or failure to disclose, any fact or circumstances in any application for any registered Company IP Rights that would constitute fraud or a misrepresentation with respect to the application or that would otherwise, as a matter of law, cause any registered Company IP Rights to be rendered unenforceable.
(g) Schedule 3.18(g) contains a complete list of (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, and (ii) all licenses, sublicenses and other agreements as to which the Company is a party or pursuant to which the Company is authorized to use any Third Party IP Rights which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by the Company. Except as set forth in Schedule 3.18(g), the Company is not in material breach of any of the foregoing contracts and, to the knowledge of the Company, no other party to any contract is in material breach of the foregoing contracts. The Company knows of no material design or other defects in the software and other technology used to provide the Business Products, or otherwise used in the Business.

(h) There is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company. The Company has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by the Company. Except as set forth in Schedule 3.18(h), each Person from which the Company acquires products, goods, information or services (1) obtained or made and sold such products, goods, information and services without violation of the Intellectual Property or other rights of any Person, (2) has all rights and permissions necessary to provide, make available or distribute such products, goods, information and services to the Company, and (3) has all rights and permissions necessary to grant to the Company the right to use and redistribute such products, goods, information and services.
(i) Except as set forth in Schedule 3.18(i), the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any software used in connection with the Business Products, any Company IP Rights owned or exclusively licensed by the Company, or any Company IP Rights that otherwise comprises non-Open Source Materials portions of Company IP Rights; (ii) distributed Open Source Materials in conjunction with any Business Products, any Company IP Rights owned or exclusively licensed by the Company, or any Company IP Rights that otherwise comprises non-Open Source Materials portions of Company IP Rights; or (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Business Products, any Company IP Rights owned or exclusively licensed by the Company, or any Company IP Rights that otherwise comprises non-Open Source Materials portions of Company IP Rights (including, but not limited to, requiring that any such Products or such Company IP Rights be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge. As used herein “Open Source Materials” means software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).
(j) To the knowledge of the Company, all software owned or used by the Company in the operation of the business (including, without limitation, software currently licensed or sold or distributed by the Company and software used in providing the Business Products), and, all applicable Company IP Rights are free of: (i) any material defects, including, without limitation, any material error or omission in the processing capabilities and (ii) any material unauthorized disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such software or Company IP Rights (or all parts thereof) or data or other software of users, excluding timing devices identified in the applicable license agreement (“Contaminants”).

(k) The Company has taken commercially reasonable steps and implemented commercially reasonable procedures with respect to protecting its information technology systems used in connection with the operation of the Company from Contaminants. The Company has disaster recovery plans, procedures and facilities for the business and have taken commercially reasonable steps with respect to safeguarding the information technology systems utilized in the operation of the business of the Company as it is currently conducted. To the knowledge of the Company, there have been no successful unauthorized intrusions or material breaches of the security of the information technology systems of the Company. The Company has implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.
(l) The Company has complied with all applicable laws relating to privacy, personal data protection, and the collection, processing and use of personal information. The Company has complied in all material respects with their respective internal privacy policies and guidelines, if any, relating to privacy, personal data protection, and the collection, processing and use of personal information. True copies of the Company’s privacy policies and guidelines have been made available to Buyer. Except as set forth on Schedule 3.18(l), the Business as conducted in the past has not, or as currently conducted does not, or as contemplated to be conducted by the Company or any of its Subsidiaries will not to the extent conducted in the same manner following the Closing, (i) infringe or misappropriate any Third Party IP Rights, (ii) violate any right to privacy or publicity of any third party, (iii) violate any moral rights of any third party, (iv) constitute defamation, or (v) constitute unfair competition or trade practices. The use of any or all software and data necessary to provide the Business Products has not, does not, and will not, violate infringe or misappropriate any Third Party IP Right.
(m) Except as disclosed in Schedule 3.18(m), neither the Company nor any party acting on its behalf has disclosed or delivered to any third party (other than employees and independent contractors operating for the Company’s benefit and under adequate confidentiality agreements), or permitted the disclosure or delivery to any escrow agent or other third party (other than employees and independent contractors operating for the Company’s benefit) of, any source code portion of the Company IP Rights owned or licensed by the Company. Except as disclosed in Schedule 3.18(m), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery of any source code portion of the Company IP Rights owned or exclusively licensed by the Company to any third party (other than employees and independent contractors operating for the Company’s benefit). Neither the Company nor any third party acting on their behalf has disclosed or delivered to any third party (other than employees and independent contractors operating for the Company’s benefit) any trade secrets without a legal obligation to maintain the confidentiality of such trade secrets, wherein such legal obligation is memorialized in a written contract.

3.19 Customer Warranties. There are no pending, nor are there to the knowledge of the Company or any Seller, threatened, any Claims under or pursuant to any warranty, whether expressed or implied, on products or services developed, manufactured, licensed, distributed or sold prior to the Closing Date by the Company that are not disclosed or referred to in the Financial Statements and which are not fully reserved against. No product developed, manufactured, licensed, distributed or sold by the Company is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale, which are set forth in Schedule 3.19 hereto. Schedule 3.19 sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its respective guaranties, warranties, rights of return and indemnity provisions since January 1, 2005; and the Company is not aware of any reason why such expenses should significantly increase as a percentage of sales in the future.
3.20 Products Liability.
(a) Except as set forth in Schedule 3.20 hereto, (i) there is no Claim by or before any court or governmental or other regulatory or administrative agency, commission or other Governmental Authority against or involving the Company or concerning any product developed, manufactured, licensed, distributed or sold by or on behalf of the Company which is pending or, to the knowledge of the Company or any Seller threatened, relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product or any alleged failure to warn, or any alleged breach of implied warranties or representations, nor, to the knowledge of the Company or any Sellers, is there any valid basis for any such Claim, (ii) there has not been any the Company Occurrence (as defined in Section 3.20(b)), (iii) there has not been any Recalls conducted with respect to any product developed, manufactured, licensed, distributed or sold by or on behalf of the Company, or any investigation or consideration of or decision made by any person or entity concerning whether to undertake or not undertake, any Recalls, and (iv) there are no material defects in design, manufacturing, materials or workmanship including, without limitation, any failure to warn, or any breach of express or implied warranties or representations, which involve any product developed, manufactured, licensed, distributed or sold by or on behalf of the Company or any service performed by the Company.
(b) For purposes of Section 3.20(a), the term “Company Occurrence” means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date which is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product developed, manufactured, licensed, distributed or sold by or on behalf of the Company or service performed by the Company which results or is alleged to have resulted in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages or losses, including the interruption of the business of any Person, at any time.
(c) The Company has full and adequate insurance coverage for products liability claims against them prior to the date hereof.

3.21 Environmental Matters.
(a) Except as disclosed on Schedule 3.21(a), the Company has been in the past and currently is in compliance with all Environmental Laws. For purposes of this Section 3.21, the term “Company” shall include the Company and any predecessor of the Company. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would constitute or result in a violation by the Company of, or a failure on its part to comply with, any Environmental Law or (B) would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b) The Company possesses and are in compliance with, and have at all times been in compliance with, all Permits relating to the Environmental Laws necessary to conduct the business of the Company.
(c) Except as set forth in Schedule 3.21(c), the operations of the Company has not resulted in any Release of Hazardous Substances, and no Hazardous Substances are present at levels requiring investigation or remediation in, on, under or about any real property currently or in the past owned, leased or operated by the Company.
(d) The Company has not manufactured, generated, used, transported, stored, treated or disposed of or arranged for the disposal of Hazardous Substances in violation of any Environmental Laws.
(e) Except as set forth on Schedule 3.21(e), the Company does not own or operate, and have not owned or operated, any underground storage tanks and no underground tanks are located in, at, on or under property now owned, leased or operated by the Company, and, to the knowledge of the Company, no underground storage tanks have been located in, at, on or under property formerly owned, leased or operated by the Company.
(f) Except as set forth on Schedule 3.21(f), (i) neither the Company nor any of the Company’s present or formerly owned, leased or operated properties or operations are the subject of any proceeding, settlement, or contract relating to Environmental Laws or Hazardous Substances, (ii) the Company has not received written notice of any investigation that has been commenced or a written request for information concerning Hazardous Substances or the Company’s compliance with Environmental Laws, (iii) to the knowledge of the Sellers, no proceeding is threatened against the Company alleging any violation or liability under Environmental Laws, and (iv) no notice has been received by the Company alleging any violation of or liability under any Environmental Laws, or requiring or seeking to impose upon the Company, any property presently or formerly owned, leased or operated by the Company, or any operation of the Company, any investigatory or remedial action or obligation under any Environmental Law.
3.22 Capital Expenditures and Investments. The Company has outstanding Contracts relating to commitments for capital expenditures and investments as set forth in Schedule 3.22 hereto which includes a schedule of all monies disbursed on account of capital expenditures and investments made by the Company since June 30, 2008.

3.23 Dealings with Affiliates. Schedule 3.23(a) hereto sets forth a complete and accurate list, including the parties, of all oral or written Contracts to which the Company is, will be or have been a party, at any time from January 1, 2007 to the Closing Date, and to which any one or more Affiliates or the Sellers is also a party. Schedule 3.23(a) hereto sets forth a complete and accurate list of all outstanding personal loans made by the Sellers to the Company and the material terms of such loans including the original aggregate principal amount of the loan, the current amount outstanding under the loan, the maturity date, the interest rate and the payment terms of the loan (the “Seller Loans”). The Seller Loans are bona fide Indebtedness of the Company and are reflected on the Financial Statements. Since the Financial Statement Date, the Company has not made any payments, loaned any funds or property or made any credit arrangement with any Seller, Affiliate or employee of the Company except for the payment of employee salaries and manager compensation in the Ordinary Course of Business.
3.24 Insurance. The Company currently has, and through the Closing Date will have, insurance contracts or policies (collectively, the “Policies”) in full force and effect which provide for coverages that are reasonably adequate as to amount and scope for the business of the Company. Schedule 3.24 hereto sets forth summary descriptions of all insurance contracts or policies that relate to liability or excess liability insurance (collectively, the “Liability Policies”), including the name of the insurer, the types, dates and amounts of coverages, and any material coverage exclusions. Except as set forth in Schedule 3.24, all of the Liability Policies remain in full force and effect through no less than 90 days after the Closing Date. The Company has not breached or otherwise failed to perform in any material respect its obligations under any of the Policies or the Liability Policies nor have the Company received any adverse notice or communication from any of the insurers party to the Policies or the Liability Policies with respect to any such alleged breach or failure in connection with any of the Policies or the Liability Policies. All Policies are sufficient for compliance with all Regulations and all agreements to which the Company is subject are valid, outstanding, collectible and enforceable policies; and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has never been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any Policy or with which it has carried a Policy.
3.25 Accounts Receivable; Inventories. The accounts receivable of the Company reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of the Company on the date hereof are good and collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and are consistent with prior practices). All such accounts receivable (except to the extent so reserved against) (i) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims and (ii) have not been assigned or pledged to any Person. The inventories reflected on the Financial Statements and held by the Company on the date hereof is of good and merchantable material and do not include any items which are not usable or saleable in the Ordinary Course of Business of the Company. Such inventories have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or saleability thereof), in accordance with GAAP. All such inventories are owned free and clear and are not subject to any Lien or encumbrance except to the extent reserved against or reflected in the Financial Statements.

3.26 Brokerage. Except as set forth in Schedule 3.26, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company. The Company is not liable for the payment of any obligations arising under any agreements with any third parties described in Schedule 3.26 hereto.
3.27 Customers and Suppliers. Schedule 3.27 sets forth the five largest suppliers (in terms of dollars spent by the Company) of the Company during each of calendar years 2006 and 2007, together with the dollar amount of goods purchased by the Company from each such supplier during each such period. Except as otherwise set forth in Schedule 3.27, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.27, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.
3.28 Permits. Schedule 3.28 sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect and, no suspension or cancellation of such Permit is threatened and there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Except as set forth in Schedule 3.28, each such Permit will continue in full force and effect following the Closing.
3.29 Real Property.
(a) Schedule 3.29(a) sets forth the address and legal description of each parcel of Owned Real Property (including buildings and improvements thereon).
(b) Schedule 3.29(b) sets forth the address and legal description of each parcel of Leased Real Property (including buildings and improvements thereon), and a true and complete list of all Leases for each such parcel of Leased Real Property. The Sellers have delivered to the Buyer a true and complete copy of each Lease document. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto and will continue to be a legal, valid and binding obligation of the respective parties thereto following the Closing. With respect to each Lease, (i) neither the Company, any Subsidiary nor, to the knowledge of the Company and Sellers, any other party to any Lease is in breach or in default thereunder, and no event has occurred which, with notice or lapse of time (or both), would constitute such a breach or default thereunder, (ii) no other party to the Lease has repudiated, or threatened to repudiate, any provision thereof; and (iii) no consent of the landlords under any such lease or sublease is required as a result of the consummation of the transactions contemplated hereby.

3.30 Banks. Schedule 3.31 sets forth (i) the name of each bank, trust corporation or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning its business or affairs. Except as otherwise set forth in Schedule 3.31, no such proxies, powers of attorney or other like instruments are irrevocable.
3.31 Absence of Certain Business Practices. Neither the Company, any Seller nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other person; or (b) directly or indirectly, given or agreed to give any money or gift to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.
3.32 Disclosure. Neither this Agreement nor any of the Exhibits, Attachments, certificates or Schedules delivered hereunder by the Company or the Sellers contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Sellers or the Company have not disclosed to Buyer herein and of which the Sellers or the Company or any of their respective officers, managers, directors or executive employees is aware and which could reasonably be anticipated to have a Material Adverse Effect on the Company or the ability of the Buyer to continue the business of the Company in the same manner as the Company conducted its business prior to the Closing Date.
Article 4
Representations And Warranties Of The Buyer
The Buyer represents and warrants to each Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement.
4.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2 Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Buyer.
4.3 Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.
4.4 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.5 Investment. The Buyer is an Accredited Investor and is not acquiring the Purchased Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
4.6 Enforceability. This Agreement has been, and each of the other agreements to which the Buyer is a party, when executed and delivered to the other parties thereto, will have been duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against such Buyer in accordance with its terms, except that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and (ii) subject to general principals of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
4.7 Litigation. No litigation is pending or, to the knowledge of the Buyer, threatened to which the Buyer is or may become a party which (a) questions or involves the validity or enforceability of any of the obligations of the Buyer under this Agreement or (b) seeks (or reasonably may be expected to seek), (i) to prevent or delay the consummation by the Buyer of the transactions contemplated by this Agreement to be consummated by the Buyer, or (ii) damages in connection with any consummation by the Buyer of the transactions contemplated by this Agreement.
4.8 Buyer Stock. The Buyer Stock when issued to the Sellers as provided herein, will be validly issued, fully paid and non-assessable.

4.9 SEC Reports and Filings; Option Plan. Since December 27, 2007, the Buyer has filed with the Securities and Exchange Commission all material forms, statements, reports and other documents (including all exhibits, amendments and supplements thereto) required to be filed by the Buyer under the Securities Exchange Act (the “Exchange Act Documents”), all of which complied in all material respects with the applicable requirements of the Securities Exchange Act. As of their respective dates, none of the Exchange Act Documents contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. All financial statements included therein were complete and accurate in all material respects and conformed to GAAP requirements. The Buyer currently has an effective Registration Statement on Form S-8 (the “Registration Statement”) which covers securities issued under the Buyer’s 2001 Flexible Stock Plan (the “Plan”). The Plan provides for the issuance of 10,000,000 shares of common stock, 3,205,000 of which are still available for issuance pursuant to the terms of the Plan. The Sellers entering into consulting agreements are eligible to receive such options as consultants to the Buyer. The Registration Statement currently in effect will cover the issuance and exercise of those options issued to certain of the Sellers under the Plan.
Article 5
Post-Closing Covenants
The Parties agree as follows with respect to the period following the Closing.
5.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments, notices and documents) not inconsistent with this Agreement as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below). The Sellers acknowledge and agree that after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company and the Subsidiaries.
5.2 Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any Person, including any lessor, licensor, customer, supplier, or other business associate of the Company or any Subsidiary from maintaining the same business relationships with the Company and the Subsidiaries after the Closing as it maintained with the Company and the Subsidiaries prior to the Closing.
5.3 Taxes. The Sellers shall be jointly and severally liable for and shall indemnify and hold the Buyer harmless against any sales, use, transfer, value added, stock transfer, stamp or similar Taxes (including real property transfer and gains taxes) and any transfer, recording, registration or other fees imposed or payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Buyer shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

5.4 Sale of Buyer Stock. Each Seller agrees that he or it will not sell more than 100,000 shares of Buyer Stock received by him or it at the Closing on any trading day.
5.5 Piggy-Back Registration Rights. If the Buyer shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Seller written notice of such determination and, if within ten (10) days after receipt of such notice, any such Seller shall so request in writing, the Buyer shall use commercially reasonable efforts to include in such registration statement all or any part of such Buyer Stock such Seller requests to be registered, to the extent the Buyer may do so without violating registration rights of others which exist as of the date of this Agreement, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to obtaining any required consent of any selling stockholder(s) to such inclusion under such registration statement.
Notwithstanding the foregoing, if, in connection with any underwritten public offering for the account of the Buyer or for stockholders of the Buyer that have contractual rights to require the Buyer to register shares of common stock, the managing underwriter(s) thereof shall impose a limitation on the number of shares of common stock which may be included in a registration statement because, in the judgment of such underwriter(s), marketing or other factors dictate such limitation is necessary to facilitate such offering, then the Buyer shall be obligated to include in the registration statement only such limited portion of the Buyer Stock with respect to which each Seller has requested inclusion hereunder as such underwriter(s) shall permit. Any exclusion of Buyer Stock shall be made pro rata among the Sellers seeking to include Buyer Stock in a registration statement, in proportion to the number of shares of Buyer Stock sought to be included by such Sellers. All expenses relating to Buyer’s compliance with the Section 5.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of independent public accountants for the Buyer, and fees of transfer agents and registrars are called “Registration Expenses”. All selling commissions applicable to the sale of Buyer Stock, including any fees and disbursements of any counsel or financial advisors to the Sellers, are called “Selling Expenses.” The Buyer shall only be responsible for Registration Expenses not Selling Expenses.
5.6 Non-competition and Non-solicitation.
(a) To induce the Buyer to enter into the Agreement and consummate the transactions contemplated hereby and more effectively to protect the value of the Company, the Sellers shall not:
(i) from the Closing until the date that is three (3) years after the Closing Date, directly or indirectly, on its own behalf or for the benefit of any other Person, engage directly or indirectly in Competitive Activities, it being agreed that for purposes of the Agreement, a Person shall be deemed to be engaged in “Competitive Activities” if it, directly or indirectly, participates with, controls or has an ownership interest in, any Person that is engaged in the business of selling, financing, supplying, marketing or distributing Business Products or products that compete with Business Products, anywhere in the world; provided however, that Competitive Activities shall not include traditional mortgage brokerage or mortgage lending activities; or

(ii) from the Closing until the date that is one (1) year after the Closing Date, directly or indirectly, on its own behalf or for the benefit of any other Person, solicit, induce, encourage or attempt to persuade any employee of the Company to terminate his or her relationship with the Company, or offer employment to, or offer to conclude any Contract of services with, or hire or employ, any such Person.
(b) Each Seller acknowledges and agrees that the restrictions contained in this Section 5.6 are reasonable in scope and duration, and are necessary to protect the Buyer and the Company after the Closing Date. If any provision of this Section 5.6 as applied to any party or to any circumstance is adjudicated by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforcement of this Agreement or this Section 5.6. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases, to the extent necessary to make it enforceable, and in its reduced form, such provision shall then be enforceable and shall be enforced. Each Seller further acknowledges and agrees that if it breaches or threatens to breach the provisions of this Section 5.6, then, in addition to monetary damages, the Buyer shall be entitled to specific performance and injunctive and other equitable relief to prevent or restrain a breach or threatened breach of such provision or to enforce its terms.
5.7 Maximum Exercise. Notwithstanding anything herein to the contrary, in no event shall any Seller be entitled to exercise any portion of his Stock Options in excess of that portion of such Seller’s Stock Options that upon exercise the sum of which (1) the number of shares of common stock of the Buyer beneficially owned by any Seller (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised portion of such Seller’s Stock Options or the unexercised or unconverted portion of any other security of such Seller subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of common stock of the Buyer issuable upon the exercise of the portion of such Seller’s Stock Options with respect to which the determination of this proviso is being made, would result in beneficial ownership by such Seller and its Affiliates of any amount greater than 4.99% of the then outstanding shares of common stock of the Buyer (whether or not, at the time of such exercise, such Seller and its Affiliates beneficially own more than 4.99% of the then outstanding shares of common stock of the Buyer). As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For purposes of the proviso to the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. For purposes of this Section 5.7, “Stock Options” means any stock options of the Buyer issued to the Sellers. However, the limitations imposed by this Section 5.7 shall not apply to Stock Options exercised by the Sellers in accordance with the “cashless exercise sale and remittance procedure” set forth in their respective stock option agreements.

5.8 Transfer of Intellectual Property. Following the Closing, Sellers (or their Affiliates) shall transfer and assign to the Company any Intellectual Property owned, registered to or listed with Sellers which is used in the business of the Company, related to the business of the Company, or necessary to provide the Business Products, and which was not properly transferred prior to Closing.
5.9 General Release.
(a) Each of the Sellers does from and after the Closing hereby release forever and discharge the Buyer, each of its Affiliates, and each of their respective officers, managers, directors, stockholders, members and employees (collectively, the “Releasees”), of and from any and all Losses of any kind or nature whatsoever that relate to or arise out of any dealings, relationships or transactions by and between such Seller, on the one hand, and any Releasee or the Company, on the other hand, in law or equity, which against any Releasee or the Company such Seller has ever had, now has or which he hereafter can, shall or may have, whether or not now known, from the beginning of the world to the Closing Date. Each of the Sellers understands and agrees that he or it is expressly waiving all claims, even those he or it may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and each such Seller expressly waives any rights under applicable law that provide to the contrary.
(b) The release set forth in Section 5.9(a) shall not apply to any rights any Seller has pursuant to (i) this Agreement, the transactions contemplated hereby or any other documents contemplated hereby, and (ii) any claim of fraud, nor does it affect any indemnification rights Sellers may have arising from their association with the Company.
5.10 Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, the Sellers shall retain all liability with respect to, and shall indemnify and hold harmless the Buyer, the Company, and their respective Affiliates, for, any change in control payment, severance payment, transaction bonus, retention bonus or similar payment to which any director, member, manager, employee or former employee of the Company may be entitled in connection with the transactions contemplated by this Agreement (whether contingent or otherwise).
5.11 Tax Returns. The parties shall cooperate in connection with the preparation and filing of the Company’s tax returns for the period prior to and subsequent to the Closing. All items of income, gain, loss and credit shall be appropriately apportioned between the Buyer and Sellers. Sellers shall have access to all records and information required in order to prepare tax returns reflecting Sellers’ operation of the business through the date of Closing. The parties agree that such tax returns shall be filed no later than January 30, 2009.
5.12 Guarantees. Within 60 days following the Closing, the Company will arrange for replacement of those guarantees listed on Schedule 6.1(h).

Article 6
Closing Deliveries
6.1 Sellers’ Closing Deliveries. At Closing, the Sellers shall, unless waived by the Buyer, deliver the following items to the Buyer:
(a) a certificate of organization, or its equivalent, and certificate(s) of good standing and/or existence of each of the Company and its Subsidiaries, as applicable, certified by an appropriate authority of the Governmental Authority issuing such certificate in the jurisdiction of each entity’s creation, formation, or organization and in any other jurisdiction where such entity is qualified to do business;
(b) a certificate of a secretary or assistant secretary of the Company certifying to the Company’s organizational documents (including any operating agreements) and the resolutions of the managers or management committee, as applicable, of the Company approving this Agreement and the transactions contemplated hereby;
(c) the Company and certain of the Sellers shall have executed and delivered Consulting Agreements, substantially in the form attached hereto as Exhibit A;
(d) the Buyer shall have received from Landis & Mallinger, P.L., a legal opinion, addressed to the Buyer and dated the Closing Date, substantially in the form attached hereto as Exhibit B;
(e) the Sellers shall have delivered to the Buyer the Securities Certificates duly endorsed in blank, and proper forms for transfer, with all required transfer stamps affixed or provided;
(f) the Sellers shall have delivered to the Buyer duly executed resignations and releases from the managers and members of the Company, effective as of the Closing;
(g) the Company and the Sellers shall have delivered to the Buyer the consents and approvals set forth on Schedule 6.1(g); and
(h) the agreements listed on Schedules 3.7 and 3.23(a) shall be terminated by all appropriate parties thereto on or prior to the Closing, and the Sellers shall provide the Buyer with written evidence of such terminations.
The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at the Closing.
6.2 The Buyer’s Closing Deliveries. Unless otherwise indicated, at Closing, the Buyer shall, unless waived by the Sellers, deliver the following items to the Sellers:
(a) the Buyer Stock (which Buyer Stock shall be delivered to Sellers 3 business days following the date of Closing);
(b) the resolutions of the directors of the Company approving this Agreement and the transactions contemplated hereby;

(c) the Company and each of the Sellers shall have executed and delivered a Consulting Agreement, substantially in the form attached hereto as Exhibit A; and
(d) a certificate of good standing and/or existence certified by the Secretary of State of Delaware.
6.3 No Waiver. Notwithstanding anything in this Agreement to the contrary, in the event that the Buyer consummates the transactions contemplated hereunder and effectuates the Closing, such actions shall in no way and at no time be considered a waiver or release of any breach of any representation, warranty or covenant of any Seller or the Company and its Subsidiaries, including, without limitation, the right to indemnification pursuant to Article 7 hereof.
Article 7
Remedies For Breaches Of This Agreement
7.1 Survival of Representations and Warranties.
(a) Each of the representations and warranties of the Sellers contained in Section 2.1 (Authorization of Transaction), Section 2.3 (Brokers’ Fees), Section 2.4 (Securities), Section 3.1 (Organization, Etc.), Section 3.2 (Subsidiaries), Section 3.3 (Record Book; Capitalization), Section 3.6 (Authorization, Etc.), Section 3.23 (Dealings with Affiliates), Section 3.26 (Brokerage), and Section 3.32 (Disclosure) shall survive the Closing hereunder and continue in full force and effect forever thereafter. Each of the representations and warranties of the Sellers contained in Section 3.15 (Tax Matters), Section 3.17 (ERISA and Related Matters), Section 3.21 (Environmental Matters) and Section 3.31 (Absence of Certain Changes) shall survive the Closing hereunder and continue in full force and effect until ninety (90) days after the expiration of the statute of limitations applicable to the matters set forth in each such respective representation or warranty. All other representations, warranties and covenants of the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect for twelve (12) months thereafter.
(b) Each of the representations and warranties of the Buyer contained in Section 4.1 (Organization of the Buyer), Section 4.2 (Authorization of Transaction) and Section 4.4 (Brokers’ Fees) shall survive the Closing hereunder and continue in full force and effect until ninety (90) days after the expiration of the statute of limitations applicable to the matters set forth in each such respective representation or warranty. All other representations, covenants and warranties of the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for twelve (12) months thereafter.

7.2 Indemnification Provisions for the Buyer’s Benefit.
(a) In the event any Seller breaches any of his or its representations and warranties contained in this Agreement or in any certificate or instrument delivered in connection with the transactions contemplated hereby that relate to such representations and warranties, and, provided that the Buyer makes a written claim for indemnification against any Seller in accordance with this Agreement within the applicable survival period set forth in Section 7.1(a), then each Seller, jointly and severally, shall indemnify, hold harmless, defend and reimburse the Buyer and its Affiliates (which following the Closing shall include the Company), officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) (except with respect to (A) claims for indemnification arising from breaches of representations and warranties set forth in Article 2 or claims for breaches of covenants contained in this Agreement made by such Seller, in which case, each Seller shall severally indemnify the Buyer Indemnified Parties with respect to such Seller’s breaches, and (B) claims with respect to Thau and Cohen, in which case, Thau and Cohen shall severally indemnify the Buyer Indemnified Parties only for their breaches of representations or warranties contained in Article 2 or for breaches of covenants made by Thau and Cohen in this Agreement) from and against any Losses the Buyer Indemnified Parties shall suffer caused by:
(i) any breach or inaccuracy of any of the representations and warranties of any Seller contained in this Agreement by virtue of such breach or inaccuracy on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specific date or time, on and as of such specific date or time;
(ii) any breach by any Seller of his or its covenants or obligations contained in this Agreement;
(iii) any representation or statement made by any Seller or any of its Affiliates in any agreement, program, policy, arrangement or communication with its employees relating to “stay pay,” retention, change in control or similar payments or benefits;
(iv) the ownership, lease, use or operation of the Company prior to the Closing; and
(v) the matters included by Sellers on Schedule 3.14 of the Disclosure Schedule to be included as matters for which Buyer shall be indemnified. Sellers shall be responsible for any and all damages, costs and expenses (including attorney’s fees) arising out of or related to the matters set forth on Schedule 3.14 of the Disclosure Schedule.
(b) Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be obligated to make any indemnification payment under this Agreement unless and until the aggregate amount of Losses claimed by the Buyer hereunder with respect to all Losses under Section 7.2(a)(i) exceed the sum of $25,000 (the “Basket”). If and when the aggregate Losses (for which the Seller is obligated under this Agreement to provide indemnification) claimed by the Buyer exceed the Basket, the Buyer shall be entitled to indemnification for all such Losses excluding those Losses comprising the Basket. Notwithstanding the foregoing, any Losses (i) arising out of or relating to breaches or inaccuracies of the representations and warranties in Section 3.15 (Tax Matters) and Section 3.21 (Environmental Matters), or (ii) arising from fraud, intentional misrepresentation or willful breach by any Seller of any term or provision of this Agreement or any other documents contemplated in connection with the consummation of the transactions contemplated hereby, shall not be subject to the Basket.

(c) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate obligation of the Sellers exceed $800,000; provided, however, that the limitation on indemnification set forth in this Section 7.2(c) shall not apply to any Losses (i) arising out of or relating to breaches or inaccuracies of the representations and warranties in Section 3.15 (Tax Matters) and Section 3.21 (Environmental Matters), or (ii) arising from fraud, intentional misrepresentation or willful breach by any Seller of any term or provision of this Agreement or any other documents contemplated in connection with the consummation of the transactions contemplated hereby.
7.3 Indemnification Provisions for the Sellers’ Benefit.
(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement or in any certificate or instrument delivered in connection with the transactions contemplated hereby that relate to such representations and warranties, and provided that any Seller makes a written claim for indemnification against the Buyer in accordance with this Agreement within the applicable survival period set forth in Section 7.1(b), then the Buyer shall indemnify, hold harmless, defend and reimburse each Seller from and against the entirety of any Losses suffered caused by:
(i) any breach or inaccuracy of any of the representations and warranties of the Buyer contained in this Agreement by virtue of such breach or inaccuracy on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specific date or time, on and as of such specific date or time; and
(ii) any breach by the Buyer of its covenants or obligations contained in this Agreement.
(b) Notwithstanding anything to the contrary contained in this Agreement, except as provided herein, the Buyer shall not be obligated to make any indemnification payment under this Agreement unless and until the aggregate amount of Losses claimed by the Sellers hereunder with respect to all Losses under Section 7.3(a) exceed the Basket. If and when the aggregate Losses (for which the Buyer is obligated under this Agreement to provide indemnification) claimed by the Sellers exceed the Basket, the Sellers shall be entitled to indemnification for all such Losses excluding those Losses comprising the Basket.
(c) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate obligation of the Buyer to the Sellers under this Section 7.3(c) exceed $800,000.

7.4 Methods of Asserting Claims.
(a) The party seeking indemnity (“Indemnitee”) will give prompt written notice to the party or parties providing indemnity (“Indemnitor”) of any Claim which it discovers or of which it receives notice after the Closing, stating the nature, basis and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnitee in notifying any Indemnitor shall relieve Indemnitor from any Liability hereunder unless (and then solely to the extent) Indemnitor is prejudiced by such delay. Copies of any papers received in connection with a Claim shall be forwarded to Indemnitor together with the notice of the Claim.
(b) In case of any suit, Claim or proceeding by a third party or by any Governmental Authority, or any Action involving Claims brought by such a third party or Governmental Authority with respect to which Indemnitor may have Liability under the indemnification provisions contained in this Section 7.4 (a “Third-Party Claim”), if Indemnitor acknowledges in a writing delivered to Indemnitee that Indemnitor is obligated hereunder in connection with such Third-Party Claim, then Indemnitor shall have the right to assume the defense thereof at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to Indemnitee; provided, however, that Indemnitor shall not have the right to assume the defense of such Third-Party Claim, notwithstanding the giving of such written acknowledgement, if (i) the Third-Party Claim seeks only an injunction or other equitable relief, (ii) Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to Indemnitee that are different from or in addition to those available to Indemnitor and, in the reasonable opinion of Indemnitee, counsel for Indemnitor could not adequately represent Indemnitee’s interests because they conflict with those of Indemnitor, (iii) such Third-Party Claim involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of Indemnitor or (iv) Indemnitor shall not have assumed the defense of such Third-Party Claim in a timely fashion. If Indemnitor shall assume the defense of a Third-Party Claim (under circumstances in which the proviso in the preceding sentence is not applicable), Indemnitor shall not be responsible for any legal or other defense costs subsequently incurred by Indemnitee in connection with the defense thereof. If Indemnitor does not exercise its rights to assume the defense of a Third-Party Claim by giving the required written acknowledgement, or is otherwise restricted from so assuming such defense, Indemnitor shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense; and in any such case Indemnitee may assume the defense of the Third-Party Claim, with counsel that shall be reasonably satisfactory to Indemnitor, and shall act reasonably and in accordance with its good faith business judgment and shall not effect any settlement without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor exercises its right to assume the defense of a Third-Party Claim, it shall not effect any settlement without the consent of Indemnitee, which consent shall not be unreasonably withheld or delayed.
(c) For purposes hereof, the term “Claim” shall mean any claim which may give rise to a right of indemnification pursuant to Sections 7.2 or 7.3 above. All Claims for indemnification shall be calculated on an after-Tax basis, net of any Tax deduction or other benefit actually received from such Loss.
7.5 Exclusive Remedy. In the absence of fraud, intentional misrepresentation or willful breach after the Closing the Buyer and the Sellers acknowledge and agree that the foregoing indemnification provisions in this Article 7 shall be the sole and exclusive remedy of the Buyer and the Sellers with respect to all monetary Losses arising under this Agreement of any kind or nature, including, without limitation, for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement.

7.6 Payment. Any indemnification pursuant to this Article 7 shall be effected by wire transfer of immediately available funds to accounts designated by the Sellers or the Buyer, as the case may be, within five (5) days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the Parties.
7.7 No Contribution. The obligations of the Sellers to indemnify the Buyer Indemnified Parties pursuant to the terms of this Agreement are primary obligations of the Sellers, subject to the limitations set forth herein. The Sellers hereby waive any right to seek or obtain indemnification or contribution from the Company for Losses as a result of any breach by the Company or its Subsidiaries of any representation, warranty or covenant contained in this Agreement.
7.8 Indemnification for Tax Matters.
(a) Each Seller, jointly and severally, agrees to indemnify and hold harmless the Buyer Indemnified Parties against the following Taxes to the extent such Taxes exceed current Taxes accrued on the latest interim balance sheet provided by the Company (the “Latest Balance Sheet”) and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company with respect to any taxable periods ending on or before the Closing Date (without regard to any scheduled exceptions to Section 3.15 hereof); (ii) Taxes imposed on the Company with respect to taxable periods beginning before the Closing Date and ending after the Closing Date that are allocable to the portion of such period ending on the Closing Date (without regard to any scheduled exceptions in Section 3.15 hereof); (iii) Taxes attributable to events, transactions, sales or deposits occurring, received or performed on or before the Closing Date and (iv) in addition to and not in limitation of Taxes described in (i) and (ii) of this paragraph (a), Taxes imposed on the Buyer or the Company as a result of any breach of warranty or misrepresentation under Section 3.15.
(b) From and after the Closing Date, the Buyer and the Company shall indemnify Sellers and hold them harmless from and against all Taxes imposed on or with respect to the Company that are not subject to indemnification pursuant to paragraph (a) of this Section 7.8.
(c) Any Taxes for a tax period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between Sellers and the Buyer, in the case of real and personal property taxes and franchise taxes not based on gross or net income, on a per diem basis and, in the case of other Taxes (including sale and transfer Taxes), shall be determined based on the actual operation of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date. Each such portion of such period shall be deemed to be a tax period subject to the provisions of Section 7.8(a) and 7.8(b) above. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, the amount of such Tax allocated to the period ending on the Closing Date shall be computed by reference to the level of such items on the Closing Date.

(d) The Buyer shall promptly pay to the Sellers the amount of any credit or refund of Taxes of the Company (net of expenses incurred by the Company in connection therewith) attributable to periods for which the Sellers are required to indemnify the Buyer pursuant to Section 7.8(a) except to the extent such refund or credit (i) is included as an asset on the Latest Balance Sheet, or (ii) arises out of the carryback of a loss or credit incurred by the Company in a taxable year ending after the Closing Date; provided, however, that payments with respect to credits shall be made no earlier than the time at which such credit reduces the Tax liability of the Buyer or the Company. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.8 is subsequently reduced or disallowed, the Sellers shall indemnify and hold harmless the Buyer for any Tax liability, including interest, assessed against the Buyer by reason of the reduction or disallowance.
Article 8
Definitions
8.1 “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
8.2 “Action” means any action, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, or other proceeding commenced, brought, or heard by or before any Governmental Authority or as provided in Section 9.14 hereof.
8.3 “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
8.4 “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
8.5 “Base Net Working Capital” means zero dollars ($0.00).
8.6 “Benefit Plans” means any “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), bonus, stock option, stock bonus, stock purchase, incentive award plans or arrangements, deferred compensation plans or arrangements, social security and other employee fringe benefit plans.
8.7 “Business Products” means credit reports, credit scores, credit monitoring, credit related analytical tools, and credit protection.
8.8 “Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
8.9 “Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

8.10 “Buyer Stock” has the meaning set forth in Section 1.2.
8.11 “Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding or arbitration, whether civil, criminal or administrative.
8.12 “Closing” has the meaning set forth in Section 1.4.
8.13 “Closing Date” has the meaning set forth in Section 1.4.
8.14 “Code” means the Internal Revenue Code of 1986, as amended.
8.15 “Company” has the meaning set forth in the introductory paragraph of this Agreement.
8.16 “Company Benefit Plans” has the meaning set forth in Section 3.17(a).
8.17 “Company IP Rights” has the meaning set forth in Section 3.18(a).
8.18 “Company Occurrence” has the meaning set forth in Section 3.20(b).
8.19 “Competitive Activities” has the meaning set forth in Section 5.6(a)(i).
8.20 “Contaminants” has the meaning set forth in Section 3.18(j).
8.21 “Contract” means any contract, agreement, lease, sublease, mortgage, obligation, understanding, promise, arrangement, undertaking, restriction, license, sublicense or other instrument, whether written or oral, and whether express or implied.
8.22 “Disclosure Schedule” has the meaning set forth in introductory paragraph to Article 3.
8.23 “Environmental Law” shall mean any law, statute, Regulation, rule, Order, decree, judgment, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct relating to environmental, health or safety matters, including, without limitation, any law, statute, Regulation, rule, Order, decree, judgment, consent decree, settlement agreement or governmental requirement governing the use, storage, disposal, generation, treatment, transportation or remediation of Hazardous Substances.
8.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
8.25 “Financial Statements” has the meaning set forth in Section 3.9(a).
8.26 “Financial Statement Date” has the meaning set forth in Section 3.9(a).
8.27 “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

8.28 “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similarly recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.
8.29 “Hazardous Substances” mean any and all substances, wastes, pollutants, contaminants, and materials regulated, or defined or designated as hazardous, dangerous or toxic, under any Environmental Law; (b) gasoline, diesel fuel or other petroleum hydrocarbons; (c) PCBs, asbestos, mold or urea formaldehyde foam insulation; and (d) natural gas, synthetic gas and any mixtures thereof.
8.30 “Indebtedness” means with respect to any Person means any obligation of such Person for borrowed money, but in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (b) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (c) obligations or liabilities (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown to the Person, whether due or to become due), (d) capitalized lease obligations, and (e) all guarantees of such Person.
8.31 “Indemnitee” has the meaning set forth in Section 7.4.
8.32 “Indemnitor” has the meaning set forth in Section 7.4
8.33 “Intellectual Property” means, collectively, all United States, foreign, and international industrial and intellectual property rights, including, without limitation, patents, patent applications, rights to file for patent applications (including, but not limited to, continuations, continuations-in-part, divisionals and reissues), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain names or applications for an Internet domain names, Internet and World Wide Web URLs or addresses, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, works of authorship, moral rights, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, trade dress, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, databases, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any State thereof, or any country or province, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.

8.34 “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s or any Subsidiary’s business.
8.35 “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any Subsidiary holds any Leased Real Property.
8.36 “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, known or unknown, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.
8.37 “Liability Policies” has the meaning set forth in Section 3.24.
8.38 “Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction on transfer or otherwise, or interest of another Person of any kind or nature.
8.39 “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
8.40 “Material/Materially” means an economic impact or change of $5,000 or more.
8.41 “Material Adverse Effect” means any circumstances, state of facts or matters which might reasonably be expected to have a material adverse effect in respect of the Company’s business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects taken as a whole.
8.42 “Open Source Materials” has the meaning set forth in Section 3.18(i).
8.43 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
8.44 “Order” means any order, ruling, decision, verdict, decree, award (including arbitration awards), judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator of competent jurisdiction.
8.45 “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary and used in the business of the Company and the Subsidiaries.

8.46 “Parties” has the meaning set forth in the introductory paragraph to this Agreement.
8.47 “Permits” means any permits, licenses, registrations, certificates, orders or approvals from any Governmental Authority or other Person (including, without limitation, those issued or required under Environmental Laws and those relating to the occupancy or use of owned or Leased Real Property).
8.48 “Permitted Liens” means (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets, taken as a whole, and (iii) Liens reflected in the Financial Statements or the notes thereto.
8.49 “Person” means an individual, a partnership, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.
8.50 “Policies” has the meaning set forth in Section 3.24.
8.51 “Purchase Price” has the meaning set forth in Section 1.2.
8.52 “Purchased Securities” has the meaning set forth in the recitals of this Agreement.
8.53 “Recalls” means product recall, rework or post-sale warning or similar action.
8.54 “Regulation” means any law, statute, regulation, ordinance, requirement or other binding action of or by an Authority.
8.55 “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, disposal, dumping, leaching or migration of substances into the indoor or outdoor environment, including the movement of substances through the air, soil, surface water or groundwater.
8.56 “Securities Act” means the Securities Act of 1933, as amended.
8.57 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
8.58 “Securities Certificates” has the meaning set forth in Section 1.1.
8.59 “Seller Loans” has the meaning set forth in Section 3.23.
8.60 “Sellers” has the meaning set forth in the introductory paragraph of this Agreement.
8.61 “Straddle Period” has the meaning set forth in Section 7.8(c).

8.62 “Subsidiaries” has the meaning set forth in Section 3.2.
8.63 “Taxes” has the meaning set forth in Section 3.15(a).
8.64 “Tax Returns” has the meaning set forth in Section 3.15(a).
8.65 “Taxing Authorities” has the meaning set forth in Section 3.15(a).
8.66 “Third-Party Claim” has the meaning set forth in Section 7.4(b).
8.67 “Third Party IP Rights” means Intellectual Property owned by a third-party.
Article 9
Miscellaneous
9.1 Press Releases and Public Announcements. No Seller shall issue, or cause to be issued, any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer. Notwithstanding anything herein to the contrary, the Buyer has the right on or after the Closing to publicly disclose this Agreement and the transactions contemplated hereby without the prior written approval of the Sellers or the Company.
9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
9.3 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.
9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Address for the Company:	National Credit Report.com, LLC
7700 North Congress Avenue, Suite 313
Boca Raton, Florida 33487
Fax: (561) 998-8650

with a copy to:	Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
Fax: (305) 374-5095
Attn: Leonard H. Bloom, Esq.

Address for the Sellers:	See Schedule 9.7 attached hereto

Address for the Buyer:	IFTH Acquisition Corp.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Fax: (561) 805-8001
Attn: William J. Caragol

with a copy to:	Holland & Knight LLP
One East Broward Boulevard, Suite 1300
Fort Lauderdale, Florida 33301
Fax: (954) 463-2030
Attn: Tammy Knight, Esq.
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.
9.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The Parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the Parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
9.11 Expenses. Each Seller, the Buyer, the Company, and their subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that this provision shall not limit any Party’s right to include such expenses in any Action for Losses against any other Party who breaches any provision of this Agreement or any other document contemplated hereby.
9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “ including” shall mean including without limitation.
9.13 Incorporation of Exhibits, Attachments and Schedules. The Exhibits, Attachments and Schedules identified in this Agreement are incorporated by reference in this Agreement and made a part hereof.
9.14 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, notwithstanding the provisions of Section 7.5, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action in addition to any other remedy to which they may be entitled, at law or in equity.
[Signature page follows.]

NOW THEREFORE, the Sellers, the Company and Buyer have executed this Agreement as of the date first above written.

THE COMPANY

NATIONAL CREDIT REPORT.COM, LLC

By:	/s/ Ivan Posniak

	Name:	Ivan Posniak
	Title:	Chief Executive Officer

SELLERS

/s/ Jared Shaw

Jared Shaw

/s/ Ivan Posniak

Ivan Posniak

/s/ Andrew Larkin

Andrew Larkin

/s/ John Thau

John Thau

/s/ Adam Cohen

Adam Cohen

Safeguard Acquisition, LLC

By:	/s/ Ivan Posniak

	Name:	Ivan Posniak
	Title:	President

BUYER

IFTH Acquisition Corp.

By:	/s/ William J. Caragol

	Name:	William J. Caragol
	Title:	Chief Executive Officer